Exhibit 99.1

MANUFACTURED HOUSING PROPERTIES INC. ANNOUNCES RESULTS FOR THE QUARTER ENDED MARCH 31, 2020

- Revenues and EBITDA Increased 144% and 136%, respectively Over Prior Period For the Quarter Ended March 31, 2020

Charlotte, North Carolina, May 18, 2020 (GLOBE NEWSWIRE) --  Manufactured Housing Properties Inc. (OTC:MHPC), which acquires, owns, and operates 20 manufactured housing communities containing approximately 1,308 developed sites, today announced operating results for the quarter ended March 31, 2020.

Total revenues and EBITDA for the quarter ended March 31, 2020 were $1,306,137 and $474,002, respectively, compared to $536,374 and $200,590, respectively for the quarter ended March 31, 2019.

Raymond M. Gee, Chairman and CEO of Manufactured Housing Properties Inc. commented, “Our 2020 first quarter results reflect our growing stable portfolio as we continue our efforts to maximize returns to our investors and continue our acquisition strategy by targeting additional properties during 2020.”

Michael Z. Anise, President and CFO of Manufactured Housing Properties Inc. added “We are focused on continuing efficiently managing our portfolio and stabilizing our new acquisitions to increase long-term value for our shareholders. We are excited about our newly acquired assets during the first quarter of 2020 and executing our strategy of acquiring additional communities in attractive growing markets.” Additionally, Mr. Anise added “We continue to experience higher than usual demands in our communities due to the impact of COVID-19 on the economy as renters are looking for more affordable housing. We are also looking forward to the recent government restrictions on evictions during the pandemic being lifted so that we can enforce our housing communities’ rules and regulations. We have not experienced any material impact on rent collections so far; however, we may experience additional delays in processing evictions for non payments, which could occur more frequently than usual as our tenants may be restricted in their ability to work and pay rent when due.”

Manufactured Housing Properties, Inc. presents Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in addition to its Net Income (Loss) reported in accordance with accounting principles generally accepted in the United States (GAAP).  Adjusted EBITDA is a non-GAAP financial measure that differs from Net Income. Non-GAAP Adjusted EBITDA excludes income tax expense, interest expense and depreciation and amortization, as well as refinancing cost. The table presented below includes a list of items excluded from Net Income (Loss) to reconcile to non-GAAP Adjusted EBITDA.

Management believes non-GAAP Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Management also believes that non-GAAP Adjusted EBITDA is widely used by investors to measure operating performance without regard to items such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, the book value of assets, capital structure and whether assets were constructed or acquired. Non-GAAP Adjusted EBITDA also allows investors and other users to assess the underlying financial performance of our income producing properties before management’s decision to deploy capital. The presentation of non-GAAP Adjusted EBITDA is intended to complement, and should not be considered an alternative to, the presentation of Net Income, which is an indicator of financial performance determined in accordance with GAAP. In addition, non-GAAP Adjusted EBITDA as presented in this release may not be comparable to similarly titled measures used by other companies.

	Three Months Ended March 31,
(Unaudited)	2020	2019

Net (Loss)	$(354,165)	$(719,314)

Adjustments:

Depreciation & Amortization expense	389,993	134,926
Interest Expense & Refinancing cost	438,174	784,978

EBITDA	$474,002	$200,590

About Manufactured Housing Properties Inc.

Manufactured Housing Properties Inc. together with its affiliates, acquires, owns, and operates manufactured housing communities. The Company focuses on acquiring and operating manufactured home communities in high growth markets.

Contact:
Michael Z. Anise
President and Chief Financial Officer
(980) 273-1702 ext. 244

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release regarding us, our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated. The forward-looking statements contained herein represent our judgment as of the date of publication of this press release and we caution you not to place undue reliance on such statements. Factors that could cause actual results to differ from the forward looking statements include those factors described in the “Risk Factor” section in our annual and quarterly reports filed with the SEC.  Our company, our management and our affiliates assume no obligation to update any forward-looking statements to reflect events after the initial publication of this press release or to reflect the occurrence of subsequent events.